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                                                                    EXHIBIT 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to this Registration Statement (Form S-8) pertaining to the Tellium, Inc. Amended and Restated 1997 Employee Stock Incentive Plan and Tellium, Inc. 2001 Stock Incentive Plan and to the incorporation by reference therein of our report dated August 22, 1999, except for Notes 7 and 8, as to which the date is September 21, 2000, with respect to the December 31, 1998 financial statements and schedule of Tellium, Inc. included in the Registration Statement
(No. 333-46362) on Form S-1 and incorporated by reference in the Prospectus under Rule 462(b) filed on May 17, 2001 with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP

                                              Ernst & Young LLP



MetroPark, New Jersey
November 13, 2001